[EXHIBIT 5.1 -- Opinion and Consent of Matthew McCarley, Esq.]



                               Matthew R. McCarley
                                 108 Dustin Dr.
                               Allen, Texas 75002




Matthew McCarley, Esq.
mmccarley@texasesquire.com

                                December 22, 2004

Pegasus Air Group, Inc.
2708 Fairmount St.
Dallas, TX  75201

Ladies and Gentlemen:

We have acted as counsel to Pegasus Air Group, Inc., a Nevada corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form SB-2, including exhibits therein (the "Registration Statement") covering up to 6,208,000 shares of the Company's Common Stock, $0.001 par value (the "Shares") with and up to 2,000,000 Warrants to purchase Shares (the "Warrants"). The quantity and identity of each type of securities to be registered are as follows:
- The Selling Security Holders are offering up to 3,208,000 shares at $0.25 per share until our common stock is quoted on the OTC Bulletin Board or other secondary trading marketplace.
- 1,000,000 units by Pegasus Air Group, Inc. ("Pegasus"). Each unit is comprised of one share of Pegasus's common stock, $0.001 par value ("common stock"), one warrant to purchase a share of our common stock at a price of $0.50, and one warrant to purchase a share of our common stock at a price of $1.00.

     We have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

     Based on the foregoing and with regards to the common stock for resale and the units comprised of common stock, warrants, and common stock underlying the warrants, we are of the opinion that:

(1) The selling shareholder Common Shares are validly issued fully paid and non-assessable under the laws of the State of Nevada;

(2) Common stock that will issued as a part of each unit will be upon issuance legally issued, fully paid and non-assessable under the law of the State of Nevada;

(3) Units that are comprised of common stock and warrants will be upon issuance legally issued, fully paid and non-assessable under the laws of the State of Nevada;

(4) Warrants will be legally issued, fully paid and non-assessable under the laws of the State of Nevada; and

(5) The Common Shares issuable upon the exercise of the Warrants, will be, upon issuance in accordance with the terms of the Warrants, legally issued, fully paid and non-assessable under the laws of the State of Nevada.

     The law in the State of Nevada governs the warrant agreement. Under Nevada law warrants are binding contractual obligations when issued to employees as stock options or to stockholders who have preemptive rights to purchase stock. Any warrant not issued to employees as stock options or to stockholders with preemptive rights are not binding contractual obligations.

     We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

     If you have any questions please do not hesitate to call. With kind regards I remain




                                        Yours very truly,



                                        /s/ Matthew McCarley
                                        Matthew McCarley, Esq.